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Exhibit 10.20

SEARS HOLDINGS CORP.

3333 BEVERLY ROAD

HOFFMAN ESTATES, IL 60179

April 19, 2005

Dan Laughlin
[address omitted]

Dear Dan,

        This letter will confirm our offer of employment as SVP/GMM, Appliances & Home Electronics, located in Hoffman Estates, Illinois, reporting to me. Your new position and compensation will be effective as of the date of the close of the proposed Kmart/Sears merger, subject to approval by the Compensation Committee of the Sears Holdings Corporation Board of Directors.

Your Sears Holdings Corporation Compensation

        Your Sears Holdings Corporation compensation package will consist of the following:

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  Annual base salary of $405,600, with increases based upon performance.

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  Participation in the Sears Holdings Corporation Annual Incentive Plan. Your annual incentive opportunity at target equals 60% of base salary, or $243,360, on an annualized basis. The detailed performance goals of your annual incentive plan will be determined following the close of the proposed Kmart / Sears merger. The annual incentive for each plan year will be payable by April 15 of the following year, provided that you are actively employed at the payment date.

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  Participation in the Sears Holdings Corporation Long Term Incentive Plan (SHC LTIP). Your target award for the 2005 through 2007 plan cycle is $2,250,000. This award is payable at the end of the plan cycle; the actual amount of the award you receive will depend on Sears Holdings Corporation Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA). The detailed EBITDA goals will be determined following the close of the proposed Kmart / Sears merger. Additional details of the plan are included in the attached plan summary.

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  You will participate in all employee benefit programs on a basis no less favorable than other executives at your level, in accordance with the applicable terms of those programs.

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  You will be asked to sign an Executive Severance / Non-Compete Agreement and an Executive Non-Disclosure and Non-Solicitation of Employees Agreement as a condition of your employment. If you are involuntarily terminated from Sears for any reason other than cause, death, total and permanent disability, resignation, or retirement after age 65, you will receive one year of pay continuation, equal to your base salary at the time of termination. In consideration for these severance terms, you agree not to disclose confidential information and not to solicit employees. You would also agree not to aid, assist or render services for any 'Competitor' (as defined in the agreement) for one year following termination of employment.

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  The Executive Severance/Non-Compete Agreement and Executive Non-Disclosure and Non-Solicitation of Employee Agreement that you have and Sears, Roebuck and Co. have previously executed will remain in effect for the 24 month period following the date of a Change of Control as defined in the Executive Severance/Non-Compete Agreement.

Your Current Sears, Roebuck and Co. Compensation

        Upon the close of the proposed Kmart/Sears merger, the following will occur.

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  The 2005—2007 Sears, Roebuck and Co. Long Term Incentive Plan (SRC LTIP) will be cancelled as of the date of close and no awards will be paid from that plan. Your SHC LTIP grant, described above, will replace your SRC LTIP award.

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  The 2005 Sears, Roebuck and Co. Annual Incentive Plan (SRC AIP) will be cancelled as of the date of close and no awards will be paid from that plan. Your participation in the SRC AIP will be replaced with your participation in the SHC AIP plan, at the target level described above.

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  A portion of your current Sears restricted shares will vest at close; the remaining shares will be converted to Sears Holdings Corp. restricted shares, with the same restrictions as the original grant, at a ratio of one Sears Holdings Corp. share for every two Sears, Roebuck and Co. shares.

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  Your Sears, Roebuck and Co. stock options will be cashed out as of the date of close. The value you will receive will be equal to the difference between the blended merger price and the exercise price of your options.

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  If you have Sears, Roebuck and Co. shares held in the Sears, Roebuck and Co. 401(k) Plan and Sears Share Units in the Supplemental 401(k) Plan, the treatment will be the same as all other participants in the plan.

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  If you have a Sears Stock Unit balance in the Sears, Roebuck and Co. Deferred Compensation Plan, the treatment will be the same as all other participants in the plan.

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  If you have contributed during the first quarter of 2005 to the Associate Stock Purchase Plan, the treatment of will be the same as all other participants in the plan.

        I'm pleased to have you as part of the new Sears Holdings Corporation team.

Sincerely,
/s/ ROBERT LUSE Robert Luse	4/19/05 Date
Accepted	/s/ DANIEL F. LAUGHLIN Daniel F. Laughlin	4/19/05 Date
cc: Personnel File

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